SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


         Certification and Notice of Termination of Registration under
 Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 34-027228


                           BANKATLANTIC BANCORP, INC.
             (Exact name of registrant as specified in its charter)


                           1750 East Sunrise Boulevard
                            Fort Lauderdale, FL 33304
                                 (954) 760-5000
                --------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)



                 Class B Common Stock, par value $.01 per share
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)



                 Class A Common Stock, par value $.01 per share
               6 3/4% Convertible Subordinated Debentures due 2006
               5.625% Convertible Subordinated Debentures due 2007
         -------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file report under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

       Approximate number of holders of record as of the certification or notice date: 535

     Pursuant to the requirements of the Securities Exchange Act of 1934, BankAtlantic Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: August 18, 2000             BANKATLANTIC BANCORP, INC.


                                  By: /s/ Alan B. Levan
                                      --------------------------------------
                                  Name:    Alan B. Levan
                                  Title:   Chairman and Chief Executive Officer